EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this 8th day of July, 2010, to be effective as of July 8, 2010, by and between Red Trail Energy, LLC of Richardton, North Dakota (hereinafter collectively referred to as "RTE "), and Gerald Bachmeier residing at Morris, Minnesota (hereinafter referred to as "Employee"):

WITNESSETH:

WHEREAS, RTE desires to assure itself of the services of Employee; and

WHEREAS, Employee desires to employed by RTE.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.           Employment. RTE agrees to employ Employee and Employee agrees to accept such employment upon the terms and conditions hereinafter set forth.

2.           Duties. Employee shall serve as the chief executive officer of RTE, performing such services as the Operating Agreement provides, and as the Board of Governors of RTE may, from time to time, determine.

3.           Term. This Agreement shall be for a five year and 6 month (5.5 year) term commencing on July 8, 2010, and terminating December 31, 2015, subject, however, to prior termination as provided at Section 8 herein.

4.           Base Salary. In consideration for the Employee's services under this Agreement, RTE agrees to pay the Employee an initial base salary at a rate of One Hundred Thirty-Five Thousand Dollars ($135,000) from July 8, 2010 through December 31, 2010 (the Base Salary). The Base Salary shall be subject to any withholding required by law and shall be payable in bi-weekly installments. The Base Salary is also subject to an increase starting January 1, 2011 of Ten Thousand and no/100 ($10,000) per year for each year after the first six months of employment. Thus for the year January 1, 2011 through December 31, 2011 Employee's base salary shall be $145,000; January 1, 2012 through December 31, 2012 the base salary shall be $155,000; January 1, 2013 through December 31, 2013 the base salary shall be $165,000; January 1, 2014 through December 31, 2014 the base salary shall be $175,000, and January 1, 2015 through December 31, 2015 the base salary shall be $185,000.

5.            Moving Allowance. As additional compensation for this Agreement, RTE agrees to pay Employee's moving expenses up to Ten Thousand Dollars ($10,000) as a moving allowance to be paid when Employee relocates his residence from Morris, Minnesota, to North Dakota.

6.            Year End Bonus. Employee shall receive an annual year end bonus from RTE of one half of one percent (.005%) of the annual net income of RTE, up to and amount equaling fifty percent (50%) of Employee's annual salary for that year. In addition to said one half of one percent (.005%) bonus, Employee shall be eligible to receive an additional bonus which amount shall be determined by the RTE Board of Governors annually.

7.           Additional Benefits and Working Facilities.

(a)
RTE shall furnish Employee with the equipment, office space, secretarial support and such other items related to his employment that Employee reasonably determines are necessary, useful, and appropriate to him to conduct and carry out the duties required by his employment.

(b)
RTE shall provide Employee with life, disability, health and dental insurance, and any other benefits included in its company sponsored benefit program applicable to other employees. In addition, Employee shall have the benefit of such other employee benefit plans that RTE, may, from time to time, establish and in which Employee would be entitled to participate pursuant to the terms thereof

(c)	Employee shall be entitled to five (5) weeks of annual paid vacation during the term of this Agreement. One week of vacation may be carried over to the subsequent year if not taken by Employee.

(d)
RTE shall reimburse Employee for all reasonable expenses incurred by Employee in connection with RTE business, upon presentation of itemized statements therefore together with receipts for out of pocket expenses.

8.           Conflicts of Interest. The Employee agrees that he will not, directly or indirectly, transact business which conflicts with RTE's interests personally, or as agent, owner, partner, or shareholder of any other entity; provided, however, that any such transaction may be entered into if knowingly approved by all of the disinterested members of RTE's Board of Governors prior to such transaction.

Employee further agrees he will give his "best efforts" to his employment with RTE and will not engage in similar activities with other individuals, entities or organizations involved in the ethanol industry other than with the express written consent of the Board of Governors.

9.   Events of Termination. This Agreement shall be terminated as follows:

(a)	On the expiration of the term set forth at Section 3 above;

(b)	By mutual written agreement of the parties;

(c)	Upon Employee's death;

(d)
Without notice, by RTE, for cause. "Cause" for purposes hereof shall mean a determination by RTE's Board of Governors that Employee has: (i) committed an illegal act that reflects upon his fitness to act as an officer and employee of RTE; or (ii) refused, or is unable, to perform his duties hereunder, other than as a result of illness or disability, for a period of one hundred twenty (120) consecutive days in a twelve (12) month period; or

(e)	If Employee is terminated without cause by RTE, Employee shall qualify for severance benefits as follows:

It is expressly recognized that Employee's position with RTE and agreement to be bound by the terms of this Agreement represents a commitment in terms of Employee's personal and professional career which cannot be reduced to monetary terms, and thus, necessarily constitutes a forbearance of options available now and in the future to Employee and in the ethanol industry. Accordingly, in the event RTE elects to terminate this Agreement without cause. Employee shall receive six (6) months of Base Salary on a semi-monthly basis regardless of Employee's relocation and re-employment elsewhere. RTE shall have the option of a lump sum cash settlement in lieu of the six (6) month severance compensation referenced above. If RTE elect this option it shall be paid within thirty (30) days of the beginning of Employee's six (6) month severance.

10.         Additional Documents. The parties shall each, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purpose and intent of this Agreement and to fulfill the obligation of the respective parties hereunder.

11.         Waiver. Any waiver of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition, or of any other term or condition, nor shall any failure to enforce a provision hereof operate as a waiver of such provision or of any other provision hereof.

12.         Notices. All communications with respect to this Agreement shall be considered given if delivered personally or sent as follows:

(a)           If to Employee, by first class certified mail, postage prepaid, return receipt requested, addressed as follows:

Gerald Bachmeier
20897 467th Avenue
Morris, MN 56267

(b)   If to RTE, by first class mail, postage prepaid, return receipt requested, addressed as follows:

Red Trail Energy, LLC
Attn: Chairman of the Board
P. O. Box 11
Richardton, ND 58652

or mailed to such other address as the parties hereto may designate by notice given in like manner. Notice shall be effective three (3) days after mailing or upon personal delivery.

13.         Entire Agreement. This Agreement, together with all exhibits and writings required or contemplated hereby, constitutes the entire Agreement between the parties hereto with respect to the transaction contemplated hereby and no party shall be liable or bound to another in any manner by and warranties, representations, or guarantees, except as specifically set forth herein.

14.         Modification, Amendments, and Waivers. The parties hereto at any time may, by written Agreement: (i) extend the time for the performance of any of the obligations or other acts of the parties hereto; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any exhibit, schedule, letter, certificate, or other instrument delivered pursuant hereto; (iii) waive compliance with any of the covenants or agreements contained in this Agreement; or (iv) make any other modifications of this Agreement. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed by both parties hereto.

15.         Severability. No finding or adjudication that any provision of this Agreement is invalid or unenforceable shall affect the validity or enforceability of the remaining provision herein, and this Agreement shall be construed as though such invalid or unenforceable provisions were omitted.

16.         Arbitration. All controversies or claims of any nature arising out of the transaction which is the subject matter of this agreement shall be resolved by arbitration under the commercial rules of the American Arbitration Association. The Arbitrator(s) shall have the discretion to determine which party shall be liable for the costs of arbitration (including, but not limited to, the Arbitrator(s) charges). Each party shall bear their own costs and attorney fees incurred in arbitration.

17.	Miscellaneous.

(a)
The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective legal representatives, successors, and assigned of both of the parties hereto.

(b)	This Agreement is made pursuant to and shall be construed under the laws of the State of North Dakota.

(c)
This Agreement shall be executed in two (2) counterparts, but each of these counterparts shall, for all purposes, be deemed to be an original, but both counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date set forth above.

EMPLOYEE:	EMPLOYER:

RED TRAIL ENERGY, LLC

/s/ Gerald Bachmeier	By:	/s/ Mike Appert	(signature)
Gerald Bachmeier, Employee		Mike Appert	(printed)
	Its:	Chairman	(title)